Exhibit 23.1

                  Exhibit 23 - Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-75668) pertaining to the 1993 Long-Term Stock Incentive Plan of Triad Guaranty Inc., the Registration Statement (Form S-8 No. 33-96550) pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan, and the Registration Statement (Form S-8 No. 33-69967) pertaining to the Employee Stock Purchase Plan of Triad Guaranty Inc. of our report dated January 19, 2000, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) of Triad Guaranty Inc., and our report included in the following paragraph with respect to the financial statement schedules.

Our audits also included the financial statement schedules of Triad Guaranty Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ Ernst & Young LLP
-----------------------
Raleigh, North Carolina
March 27, 2000